                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                     ELDORADO BANCSHARES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                       24012 Calle de la Plata, Suite 340
                         Laguna Hills, California 92653
                            ------------------------

                            NOTICE OF ANNUAL MEETING

                                 TO BE HELD ON

                                  MAY 16, 2000
                            ------------------------

    The Annual Meeting of Shareholders of Eldorado Bancshares, Inc. (the "Company") will be held on Tuesday, May 16, 2000, at 6:30 p.m., at the Tustin Branch of Eldorado Bank located at 17752 E. 17th Street, Tustin, California, for the following purposes:

1. To elect the members of the Board of Directors who shall hold office until the next annual meeting of shareholders and thereafter until their successors are duly elected and qualified.

2. To consider and act upon such other business and matters or proposals as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on April 10, 2000 as the record date for determining the shareholders having the right to receive notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Michael K. Krebs

                                          Michael K. Krebs, SECRETARY

Laguna Hills, California

April 19, 2000

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN,
       DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED
          ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH
               REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES
                         IS ENCLOSED FOR THAT PURPOSE.

                           ELDORADO BANCSHARES, INC.

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                 TO BE HELD ON
                                  MAY 16, 2000
                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Eldorado Bancshares, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Tuesday, May 16, 2000 at 6:30 p.m., at the Tustin Branch of Eldorado Bank located at 17752 E. 17th Street, Tustin, California, and at any adjournment or adjournments thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting to elect the members of the Board of Directors for the ensuing year and until their successors are duly elected and qualified and to consider and act upon such other business and matters or proposals as may properly come before the Annual Meeting.

    If a shareholder specifies in the proxy accompanying this Proxy Statement (the "Proxy") how it is to be voted, it will be voted in accordance with such specification, but any Proxy which is signed and returned and which does not specify how it is to be voted will be voted "for" the election of the nominees for directors named herein. Any shareholder giving a Proxy in the accompanying form retains the power to revoke it at any time before it is exercised by delivering a written revocation to the Secretary of the Company, by executing and returning to the Company a proxy bearing a later date or by attending the Annual Meeting and voting his or her shares in person. Any shareholder who attends the Annual Meeting in person will not be deemed thereby to revoke the shareholder's Proxy unless the shareholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares in person. Proxies solicited by the Board of Directors confer discretionary authority to vote on any matter to come before the Annual Meeting with respect to which the Company did not receive notice prior to April 22, 2000.

    The Company's principal executive offices are located at 24012 Calle de la Plata, Suite 340, Laguna Hills, California 92653.

    The Company mailed this Proxy Statement and the Proxy on or about April 26, 2000 to its shareholders of record at the close of business on April 10, 2000.

                ANNUAL REPORT AND INDEPENDENT PUBLIC ACCOUNTANTS

    The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999, including financial statements and the report of PricewaterhouseCoopers LLP thereon, were mailed on or before April 26, 2000 to each of the Company's shareholders of record at the close of business on April 10, 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                               VOTING SECURITIES

    The holders of record of shares of common stock, $.01 par value (the "Common Stock"), of the Company at the close of business on April 10, 2000 may vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 14,391,227 shares of Common Stock. Each shareholder has one vote at the Annual Meeting for each share of Common Stock held of record on April 10, 2000. As long as a quorum (a majority of issued and outstanding shares of Common Stock) is present at the Annual Meeting, in person or by proxy, the nominees for director shall be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereat. Votes may be cast in favor of the election of each of the nominees for director or withheld; votes that are withheld will have no effect on the outcome of the election of directors, but will count toward the presence of a quorum. Where, as to any other matter submitted to the shareholders for a vote, proxies are marked as abstentions (or shareholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will generally have the effect of a vote against any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote for purposes of determining the presence of a quorum, but will not be treated as votes cast with respect to, and will have no effect on, that matter.

                                    ITEM I.
                             ELECTION OF DIRECTORS

    The Company's By-laws provide that the Board of Directors shall consist of not less than six nor more than eleven directors, the exact number to be fixed by the Board of Directors. The Board of Directors has currently fixed the number of directors at eleven.

    The nominees for election to the Board of Directors consist of Ernest J. Boch, James A. Conroy, Edward A. Fox, Charles E. Hugel, Mitchell A. Johnson, Robert P. Keller, K. Thomas Kemp, Jefferson W. Kirby, John B. Pettway, Henry T. Wilson and Paul R. Wood. Each of the nominees has been nominated by the Board of Directors. If elected, the nominees will serve as directors until the 2001 Annual Meeting of Shareholders and thereafter until their respective successors are duly elected and qualified.

    In the event that any of the nominees becomes unavailable to serve as a director of the Company, the persons named as proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES
                           FOR ELECTION AS DIRECTORS

NOMINEES FOR DIRECTOR

    ROBERT P. KELLER, 62, has served as President and Chief Executive Officer of the Company and its predecessor since September 1995. Mr. Keller also has served as Chairman, President and Chief Executive Officer of Eldorado Bank since
June 1997, when Commerce Security Bank, Liberty National Bank, San Dieguito National Bank and Eldorado Bank were consolidated via mergers into Eldorado Bank, and Mr. Keller served in those same capacities at each of those institutions during the period between their acquisition by the Company and their consolidation into Eldorado Bank. Mr. Keller has served as Chairman and Chief Executive Officer of Antelope Valley Bank since its acquisition by the Company on January 22, 1999. From 1994 to 1995, Mr. Keller was President and Chief Executive Officer of Independent Bancorp of Arizona, Inc., a Nasdaq-listed bank holding company with assets of $1.8 billion, which was acquired by Norwest Corporation in February 1995. From October 1991 to June 1994, Mr. Keller served as President and Chief Executive Officer of New Dartmouth Bank, a privately-owned financial institution with assets of $1.7 billion, located in Manchester, New Hampshire, which was acquired by Shawmut National Corporation in 1994. Mr. Keller also serves on the board of directors of Pennichuck Corporation. Mr. Keller serves as the President, Chief Executive Officer and a director of Dartmouth Capital Group, Inc. (the "DCG General Partner"), the sole general partner of Dartmouth Capital Group, L.P. ("DCG").

    ERNEST J. BOCH, 73, has been Chairman and Chief Executive Officer of Subaru of New England, Inc. since 1970. He is also the majority owner of Boch Oldsmobile, Toyota and Mitsubishi of Norwood as well as founder of Boch Broadcasting Corporation. Mr. Boch is also a director of the DCG General Partner.

    JAMES A. CONROY, 39, has been associated since 1990 with Olympus Partners, a private equity firm, and since December 1993, Mr. Conroy has acted as a general partner of Olympus Growth Fund II, L.P., which is a principal shareholder of the Company, Olympus Executive Fund, L.P. (collectively with Olympus Growth Fund II, L.P., "Olympus") and other funds affiliated with Olympus Partners. Prior to 1990,

Mr. Conroy was a management consultant with Bain & Company. Mr. Conroy serves on the board of directors of Shemin Acquisition Corp.

    EDWARD A. FOX, 63, was elected the non-executive Chairman of the Board of Directors of the Company on September 1, 1998. He is also currently the non-executive Chairman of SLM Holding Corp. in Reston, Virginia, the parent of Student Loan Marketing Association ("Sallie Mae"). From 1990 to his retirement in 1994, Mr. Fox served as Dean of the Amos Tuck School of Business at Dartmouth College in Hanover, New Hampshire. Prior to 1990, Mr. Fox was the founding President and Chief Executive Officer of Sallie Mae. Mr. Fox currently serves as a director of Delphi Financial Corp., Greenwich Capital Management Corp. and New England Life Insurance Company. Mr. Fox is also a director of the DCG General Partner.

    CHARLES E. HUGEL, 71, served as Chairman and Chief Executive Officer of Combustion Engineering, Inc. in Stamford, Connecticut from 1982 until his retirement in 1990. Prior to joining Combustion Engineering, Inc., he spent
30 years with AT&T, most recently as an Executive Vice President. Mr. Hugel is also a director of the DCG General Partner.

    MITCHELL A. JOHNSON, 58, is a private investor. Mr. Johnson joined Sallie Mae in 1973 and served as its Senior Vice President, Corporate Finance from 1987 until his retirement in 1994. Mr. Johnson was the first President and a founding member of the Washington Association of Money Managers. In addition, Mr. Johnson was a trustee of the District of Columbia Retirement Board. Currently, Mr. Johnson serves as trustee of the Citizen Investment Trust, a mutual fund company, and as a director of the Federal Agricultural Mortgage Corporation ("Farmer Mac").

    K. THOMAS KEMP, 59, has served as Deputy Chairman and Senior Advisor of White Mountains Insurance Group, Ltd. since January 2000. Mr. Kemp served as President and Chief Executive Officer of White Mountains Insurance Group (formerly Fund American Enterprises Holdings, Inc.) from October 1997 to
January 2000. From January 1991 to October 1997, Mr. Kemp served as Executive Vice President of Fund American. Mr. Kemp also served as Chairman and Chief Executive Officer of White Mountains Holdings, Inc. from March 1997 to
January 2000. From October 1994 to March 1997, Mr. Kemp served as President and Chief Executive Officer of White Mountains Holdings. Mr. Kemp serves on the boards of directors of White Mountains Insurance Group, Ltd., Financial Security Assurance, Ltd., Main Street America Holdings, Inc. and Amlin, plc. Mr. Kemp is Chairman of the Little Oak Hill Foundation, Inc. and General Partner of the Little Oak Hill Partnership, L.P. Mr. Kemp is also a director of the DCG General Partner.

    JEFFERSON W. KIRBY, 38, has been employed by Alleghany Corporation since 1992 and was appointed Vice President in 1994. From 1987 to 1990, he was with Bankers Trust Company, and from 1990 to 1992, he served with BT Securities Corp., each an affiliate of Bankers Trust New York Corporation. Mr. Kirby is a director of Alleghany Asset Management, Inc., Connecticut Surety Corporation, The Covenant Group, Inc. and Sentius Corporation. Mr. Kirby is also a director of the DCG General Partner.

    JOHN B. PETTWAY, 37, is the Manager of The Haverford Group, LLC, an investment company located in Park City, Utah, the Chief Financial Officer of Haverford-Valley L.C., an investment company located in Park City, Utah, and has served as the Chief Financial Officer for High Plains Investments, LLC since October 1998. Mr. Pettway served as the Chief Financial Officer for both Haverford Industries, LLC and BYRNE & sons, l.p., from July 1995 to
October 1998. From June 1993 to June 1995, Mr. Pettway served as the Chief Financial Officer of Cirque Properties, LC. Prior to June 1993, Mr. Pettway was a practicing attorney at the firm of Adams & Associates in Alexandria, Virginia. Mr. Pettway serves as director of Atlantic Aviation Corporation. Mr. Pettway is also a director of the DCG General Partner.

    HENRY T. WILSON, 40, is the Managing Director of Northwood Ventures LLC and Northwood Capital Partners LLC, private equity investment firms based in Syosset, New York, with whom he has been associated since 1991. From 1986 to 1991, Mr. Wilson was a Vice President in the investment banking division of Merrill Lynch & Co. Mr. Wilson is a director of the DCG General Partner.

    PAUL R. WOOD, 46, has served since January 1993 as Vice President of Madison Dearborn Partners, Inc., a venture capital firm and the general partner of Madison Dearborn Capital Partners II, L.P. ("Madison Dearborn"), a principal shareholder of the Company. Mr. Wood was employed by First Chicago Venture Capital from August 1983 to January 1993 and the venture capital unit of Continental Illinois Bank from January 1978 to August 1983. Mr. Wood serves on the boards of directors of Hines Horticulture, Inc., Outsourcing
Solutions, Inc. and Woods Equipment Company.

CERTAIN INFORMATION REGARDING DIRECTORS

    The Committees of the Board of Directors of the Company include the following:

    AUDIT COMMITTEE.  The members of the Company's Audit Committee are Jefferson
W. Kirby (Chairman), John B. Pettway and Paul R. Wood. The Audit Committee functions include reviewing the financial statements of the Company and its subsidiaries and the scope of the annual audit by the Company's independent certified public accountant and appointing the independent certified public accountant on an annual basis. The Audit Committee also monitors the Company's internal financial and accounting controls.

    COMPENSATION COMMITTEE. The members of the Company's Compensation Committee are K. Thomas Kemp (Chairman), Edward A. Fox and Charles E. Hugel. The Compensation Committee reviews and makes recommendations to the Board of Directors on matters concerning the salaries and other employee benefits for the Company's senior officers.

    During the fiscal year ended December 31, 1999, the Board of Directors met ten times, the Audit Committee met five times and the Compensation Committee met four times. There are no family relationships among any of the directors or executive officers of the Company. The Board of Directors does not have a nominating committee.

COMPENSATION OF DIRECTORS

    The directors of the Company did not receive any compensation for serving on the Board of Directors or any committee or attending meetings thereof during 1999 or prior, except that each non-employee director was granted on July 29, 1999 an option pursuant to the terms of the 1999 Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan").

    Each non-employee director elected at the 1999 Annual Meeting of Shareholders received an option to purchase a total of 3,760 shares of Common Stock under the Directors' Option Plan. Each of those options granted had a value as of the grant date of approximately $10,000 determined using the Black-Scholes option pricing model. Those options will become exercisable over four years, in six semi-annual increments, with the first portion becoming exercisable on the 18-month anniversary of the grant date. The methodology used to determine the exercise prices for those options was consistent with that used to set the exercise prices of the options granted to date under the Employees' Option Plan. Each of the six tranches that become exercisable semi-annually have a separate exercise price fixed at the grant date, ranging from $10.75 to $12.36. If a director ceases to serve as a director as a result of a change of control of the Company, the option will become immediately exercisable in full and the director would be entitled to exercise the option at any time during the remainder of the option term. A "change of control" is defined in the same manner as in the Employees' Option Plan. If a director is not re-nominated or re-elected or resigns from the Board of Directors, the director would be entitled to exercise the option at any time during the remainder of the option term, subject to the original exercisability schedule.

    The Directors' Option Plan was approved by the Board of Directors on April 29, 1999 and by the shareholders of the Company on July 20, 1999. The Directors' Option Plan provides that, at the first meeting of the Board of Directors held subsequent to an annual meeting of shareholders, each non-employee director serving on the Board will be granted an option to purchase a number of shares of

Common Stock to be determined by the Board of Directors at that Board meeting. The Plan authorizes the Board of Directors to set the exercise price for each option or any portion thereof, at any price equal to or greater than the fair market value of the Common Stock on the grant date. For options granted in 2000 or thereafter under the Directors' Option Plan, the Board of Directors has reserved the right to change the manner in which it determines the number of shares that will be subject to those options, the manner in which it fixes the exercise prices of those options, and the vesting and excercisability terms applicable to them.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information regarding the compensation received for the three fiscal years ended December 31, 1999 by the Chief Executive Officer and the six other most highly compensated executive officers of the Company (the "named executive officers"). All cash compensation was paid to the named executive officers by the Company.

                                                                            LONG-TERM COMPENSATION AWARDS
                                                                     --------------------------------------------
                                           ANNUAL                    RESTRICTED      SECURITIES
        NAME AND            BASE        COMPENSATION                   STOCK         UNDERLYING      ALL OTHER
   PRINCIPAL POSITION       YEAR         SALARY($)        BONUS($)   AWARDS($)        OPTIONS     COMPENSATION($)
------------------------  --------      ------------      --------   ----------      ----------   ---------------
Robert P. Keller........    1999           337,500             --      683,262(1)      166,523          4,800(2)
  President and Chief       1998           300,000             --           --              --          5,000(2)
  Executive Officer         1997           275,000             --    1,654,241(3)      364,300          4,750

Gary A. Green...........    1999           125,000         14,000           --           5,000          4,170(2)
  Executive Vice            1998           110,500         12,704           --          15,000          3,696(2)
  President                 1997            82,317         26,600           --              --          2,320(2)
  Eldorado Bank
  Commercial Lending

Catherine C. Jooyan.....    1999(4)        348,435             --           --              --          4,800(2)
  Executive Vice            1998(5)        420,278             --           --           5,000          5,000(2)
  President                 1997(6)        216,370             --           --              --         12,250(7)
  Eldorado Bank
  SBA Lending

Richard Korsgaard.......    1999           132,200         12,000           --              --          4,326(2)
  Executive Vice            1998           126,200             --                           --          9,966(8)
  President                 1997(9)        124,417          7,212                           --          9,908
  Eldorado Bank
  Construction Lending

Henry T. McCaffrey......    1999           150,000         15,000           --           5,000          4,465(10)
  Executive Vice            1998(11)        31,827             --           --          15,000         45,996(12)
  President                 1997
  Eldorado Bank
  Chief Credit Officer

Paul Rodeno.............    1999           130,000          9,000           --           5,000          4,170(2)
  Executive Vice            1998           115,000         20,300           --          15,000          3,356(2)
  President                 1997            89,838             --           --              --          1,796(2)
  Eldorado Bank
  Operations

William D. Rast.........    1999(13)        72,917         87,000           --              --          8,127(15)
  Executive Vice            1998(14)       155,000             --           --           5,000          2,028(16)
  President                 1997                --             --           --              --             --
  Eldorado Bank
  Mortgage Division

------------------------

(1) Based upon 59,579 shares issued at a closing market price on the date of grant, April 12, 1999, of $10.00 and 8,858 shares issued at a closing market price on the date of grant, April 30, 1999, of $9.875. The market value at the end of the 1999 fiscal year of all of Mr. Keller's restricted stock awards granted since the beginning of his tenure was $3,958,623, using the December 31, 1999 closing price of $10.75. If dividends are paid on the Common Stock, Mr. Keller will receive dividends on his restricted stock. See "--Keller Employment Agreement--Restricted Stock Awards" for a discussion of both vesting and transferability restrictions.

(2) Consists of an award under the Company's 401(k) retirement plan.

(3) Based upon 187,982 shares issued at an estimated market value of $8.80 per share.

(4) Includes base pay of $59,000 and commissions of approximately $289,435.

(5) Includes base pay of $59,000 and commissions of $361,278.

(6) Includes base pay of $51,501 and commissions of $164,869.

(7) Includes $4,750 as an award under the Company's 401(k) retirement plan and an auto allowance of $7,500.

(8) Includes an award under the Company's 401(k) retirement plan of $3,966 and an auto allowance of $6,000.

(9) For the period June 6, 1997 to December 31, 1997. Includes base pay of $72,917 and commissions of $51,500.

(10) Includes $3,000 as an award under the Company's 401(k) retirement plan and $1,465 to reimburse for moving expenses.

(11) For the period October 13, 1998 to December 31, 1998.

(12) Consists of moving and relocation expenses.

(13) Mr. Rast resigned from the Company effective May 28, 1999.

(14) For the period February 10, 1998 to December 31, 1998.

(15) Includes an award under the Company's 401(k) retirement plan of $4,800 and living expenses of $3,327.

(16) Consists of payment for temporary housing.

KELLER EMPLOYMENT AGREEMENT

    CAPACITY AND TERM. In July 1996, the Company entered into an employment agreement with Mr. Keller that was effective retroactive to October 1, 1995. The Company has agreed to employ Mr. Keller as the Company's senior most executive officer, to nominate Mr. Keller to serve as a director of the Company and to cause Mr. Keller to be elected as a director of each of the Company's subsidiaries that is a depository institution or otherwise a "significant subsidiary," as defined under SEC regulations. Mr. Keller's employment agreement has a three-year term, ending on September 30, 2001, and will be renewed automatically for successive one-year periods unless either the Company or Mr. Keller gives the other notice at least one year prior to the end of the term or any extension thereof.

    BASE SALARY. Mr. Keller's base salary currently is $350,000. If the amount of the Company's Average Consolidated Assets (as defined in Mr. Keller's employment agreement) as of the end of any fiscal quarter is less than $1.0 billion, Mr. Keller's base salary will be decreased, effective as of the beginning of the next quarter, in accordance with the salary schedule specified in Mr. Keller's employment agreement. If the

Company's Average Consolidated Assets exceed $1.8 billion, Mr. Keller may request that the Compensation Committee consider and make a recommendation to the Company's Board of Directors whether it is appropriate to increase his annual salary. Mr. Keller's base salary, as so determined, is referred to in this Proxy Statement as his "Base Salary."

    RESTRICTED STOCK AWARDS. Mr. Keller's employment agreement generally obligates the Company to issue shares of restricted Common Stock (the "Restricted Stock") to Mr. Keller whenever, during the term of the agreement, the Company issues Common Stock or a Common Stock Equivalent (as defined in the employment agreement). The number of shares of Restricted Stock that will be issued to Mr. Keller will be equal to approximately 3.1% of the shares of Common Stock or Common Stock equivalents issued by the Company, whether in connection with a future acquisition, as part of a public offering or private placement, or otherwise. Pursuant to his employment agreement, Mr. Keller will no longer be eligible to receive additional shares of Restricted Stock at such time as the Company has Tier 1 capital in excess of $125.0 million. In addition, Mr. Keller will not be entitled to receive any Restricted Stock as a consequence of the sale of Common Stock or a Common Stock Equivalent to DCG or director qualifying shares to any director of a subsidiary of the Company or the award of employee stock options or the issuance of Common Stock upon the exercise thereof. Through April 19, 2000, the Company has issued Mr. Keller 368,244 shares of Restricted Stock. The Company had Tier 1 capital of $93.4 million at December 31, 1999.

    Subject only to transferability restrictions and forfeiture conditions described below, Mr. Keller will have all the rights of a shareholder with respect to the Restricted Stock, including, without limitation, the right to vote the Restricted Stock and to receive any dividend or other distribution with respect thereto. Prior to the end of the Restricted Period (described below), Mr. Keller may not sell, assign, transfer, pledge, hypothecate or otherwise encumber or transfer the Restricted Stock, except as permitted by the Compensation Committee. If Mr. Keller's employment under the employment agreement is terminated for cause (as defined in the employment agreement) prior to the end of the Restricted Period, or if Mr. Keller resigns from the Company during the Restricted Period without the consent of the Board of Directors of the Company, any Restricted Stock then outstanding will be forfeited to the Company without any payment to Mr. Keller.

    In general, the "Restricted Period" will expire upon the earliest to occur of the following events: (a) a change in control of the Company (as defined in the employment agreement); (b) Mr. Keller's retirement from the Company after attaining age 62; (c) the effective date of Mr. Keller's resignation from the Company with the consent of the Board of Directors; (d) the effective date of the expiration of Mr. Keller's employment agreement pursuant to notice of non-renewal given by the Company; (e) the effective date of Mr. Keller's termination of his employment agreement for cause (as defined in the agreement);
(f) the effective date of the termination of Mr. Keller's employment by the Company due to a disability (as defined in the employment agreement); or
(g) Mr. Keller's death. In the case of Restricted Stock that is issued to Mr. Keller as a consequence of the Company's issuance of a Common Stock Equivalent, the Restricted Period will terminate on the later of (1) the date on which such Common Stock Equivalent first becomes convertible into or exchangeable for shares of Common Stock and (2) the earliest to occur of the events specified in the immediately preceding sentence. If any Common Stock Equivalent is redeemed in whole or in part by the Company prior to the date such Common Stock Equivalent is convertible into or exchangeable for shares of Common Stock, upon such redemption there shall be forfeited to the Company, without any payment to Mr. Keller, a PRO RATA portion of the shares of Restricted Stock issued as a consequence of the Company's sale of such Common Stock Equivalent.

    STOCK OPTION AWARDS. As provided in Mr. Keller's employment agreement, the Company's Board of Directors has adopted the Employees' Option Plan pursuant to which the Board of Directors or the Compensation Committee has granted stock options to Mr. Keller and others.

    Pursuant to Mr. Keller's employment agreement, promptly following the adoption of the Employees' Option Plan, the Company granted to Mr. Keller an option exercisable for a number of shares of Common

Stock equal to 50.0% of the shares in the Option Pool (as defined herein).
Mr. Keller's employment agreement further provides that if the Company increases the number of shares in the Option Pool, the Company will promptly grant to Mr. Keller an option exercisable for a number of shares of Common Stock equal to 50.0% of the amount of such increase. See "--Employees' Option Plan" for a discussion of the extent to which the number of shares of Common Stock in the Options Pool will increase automatically. Through April 19, 2000, the Company has granted Mr. Keller options to purchase a total of 530,823 shares of Common Stock.

    Mr. Keller's employment agreement also specifies that the exercise price, vesting schedule and other terms of any stock option granted to him under the Option Plan will be substantially similar to the terms of any other contemporaneously granted stock option under the Option Plan, except that any stock option granted to Mr. Keller will (a) not have an exercise price less than the fair market value of the Common Stock at the time of grant; (b) to the extent the stock option has an escalating exercise price or a fixed exercise price with a premium over the then fair market value of the Common Stock, reflect an annual percentage increase of not greater than the then current yield to maturity of the most recently auctioned 5-year U.S. Treasury Notes; (c) vest over a period of not more than four years from the date of grant; (d) provide that if Mr. Keller's employment is terminated by the Company other than for cause (as defined in the employment agreement), the stock option will continue to be exercisable until such date as it would have expired if Mr. Keller had continued to be employed by the Company; and (e) provide that upon a change in control of the Company (as defined in the employment agreement), any stock option then outstanding will become fully exercisable. See "--Employees' Option Plan" for a discussion of the exercise price and vesting schedule structure of Mr. Keller's options.

    SUPPLEMENTAL RETIREMENT PROGRAM. Mr. Keller's employment agreement obligates the Company to provide supplemental retirement benefits through a nonqualified, unfunded arrangement equal up to 35% of Mr. Keller's average base salary after seven years of service. The supplemental retirement benefit accrues and vests annually at the rate of 5% per year. The supplemental retirement benefit will be paid monthly for ten years commencing upon (a) the later of Mr. Keller's retirement date or age 65 or (b) Mr. Keller's death, whichever occurs first. Any retirement benefit remaining unpaid at Mr. Keller's death will be paid to his designated beneficiary.

    BENEFITS UPON TERMINATION. Mr. Keller's employment agreement provides that if his employment is terminated by the Company without cause or by him due to a material change in the nature or scope of his responsibilities or duties, or a material breach by the Company of his employment agreement, the Company generally will be obligated to pay Mr. Keller his Base Salary for the remainder of the term of his employment agreement or 18 months, whichever is greater. During such period, the Company also would be obligated to continue certain employee benefits, such as life, health, accident and disability insurance coverage, which Mr. Keller was receiving immediately preceding his termination. In addition, upon the occurrence of any of the events described above, Mr. Keller's supplemental retirement benefits will become fully vested, and all options granted to Mr. Keller to purchase Common Stock will become fully vested and exercisable.

    If Mr. Keller's employment is terminated by the Company because Mr. Keller becomes disabled (as defined in the employment agreement), Mr. Keller will be entitled to receive not less than 50% of his then Base Salary until age 65. In addition, all of his options to purchase Common Stock will immediately become fully vested and exercisable.

    If Mr. Keller's employment agreement expires following a notice of non-renewal given by the Company, Mr. Keller would be entitled to the continuance for a period of six months of his Base Salary and the employee benefits that Mr. Keller was receiving immediately prior to his termination.

    Payments to which Mr. Keller would be entitled upon termination will be reduced by amounts earned by Mr. Keller for services provided to another party after such termination. Mr. Keller would have no duty, however, to mitigate such payments by seeking to provide services to another party. Mr. Keller's employment agreement also provides that under certain circumstances involving a change in control, the amount of benefits provided under his employment agreement would be reduced if, after applying the excise tax provisions to the payments under the Internal Revenue Code, the net economic benefit to Mr. Keller would be increased by effecting such a reduction.

    Mr. Keller's employment agreement provides that a change in control will include the authorization of certain business combinations by the Company's Board of Directors. In general, a business combination involving the Company will not be deemed to be a change in control if the Company's shareholders own at least one-third of the resulting entity and at least half of the directors of the resulting entity are persons who were directors of the Company at the time the parties entered into the definitive agreement providing for the business combination.

OTHER EXECUTIVE EMPLOYMENT AGREEMENTS

    The Company also has entered into employment agreements with Catherine C. Jooyan, Executive Vice President, and Richard Korsgaard, Executive Vice President.

    Ms. Jooyan is employed by Eldorado Bank pursuant to a one-year employment agreement, renewable annually (the "Jooyan Agreement"), entered into in July 1997. The Jooyan Agreement establishes a monthly base salary of approximately $5,000 per month, plus commissions based upon the volume of SBA 7(a) loan originations and fees generated by the sale of portions of SBA 504 loans. In the event Ms. Jooyan either is terminated by Eldorado Bank without cause or terminates the Jooyan Agreement for good reason (as defined in the Jooyan Agreement) following a change in control of the Company or Eldorado Bank, she will be entitled to receive a termination payment in an amount equal to twelve months pay, inclusive of commissions, for the prior twelve months of her employment. The Jooyan Agreement may not be terminated by an acquisition or dissolution of Eldorado Bank or the Company except in the event that proceedings for the liquidation of the Company or Eldorado Bank are commenced by regulatory authorities, in which case the Jooyan Agreement, and all rights and benefits thereunder, would be terminated.

    Mr. Korsgaard is employed by Eldorado Bank pursuant to a three-year employment agreement that expires on October 19, 2001 (the "Korsgaard Agreement") and that will be renewed automatically for successive one-year periods unless either Eldorado Bank or Mr. Korsgaard gives the other notice at least one year prior to the end of the term or any extension thereof. The Korsgaard Agreement establishes a minimum annual base salary of $132,200. In the event Mr. Korsgaard is terminated by Eldorado Bank or any successor to Eldorado Bank without cause, he is entitled to receive a termination payment in an amount equal to the greater of the balance payable under the Korsgaard Agreement or twelve months of his then current base salary. The Korsgaard Agreement may not be terminated by an acquisition or dissolution of Eldorado Bank or the Company except in the event that proceedings for the liquidation of the Company or Eldorado Bank are commenced by regulatory authorities, in which case the Korsgaard Agreement, and all rights and benefits thereunder, would be terminated. A salary continuation program has been established for Mr. Korsgaard, under which Mr. Korsgaard (or, in the event of his death, his heirs) will receive $65,000 per year from Eldorado Bank for fifteen years commencing upon his reaching age 65 or his death or disability, whichever first occurs.

    Eldorado Bank has entered into Severance Agreements (collectively the "Severance Agreements") concerning the ramifications of a change in control of the Company with Romolo C. Santarosa, Senior Vice President, Treasurer and Chief Financial Officer, and Messrs. Green, McCaffrey and Rodeno. As used in the Severance Agreement, the term "change in control" has the same definition as in the Employees' Option Plan. Pursuant to the Severance Agreements, if the terms of the officer's employment are significantly altered to his detriment within two years following a change in control, and the officer provides the requisite notice to Eldorado Bank or, alternatively, if Eldorado Bank terminates the officer without cause within two years following a change in control, then the officer will be entitled to a lump sum payment, less applicable taxes and withholdings. The Severance Agreements provide that Mr. Santarosa will be entitled to a lump sum payment equal to 18 months of salary and Messrs. Green, McCaffrey and Rodeno will be entitled to a lump sum payment equal to one year of salary. A precondition to such payment is the execution by the officer of a general release and confidentiality agreement.

INCENTIVE BONUS PLAN

    Under the Incentive Bonus Plan, the Compensation Committee establishes annually a bonus pool based on performance against budgeted goals set at the beginning of each year and related to profit from operations. Company goals, which the Committee sets, are combined with individual objectives agreed upon with each executive to determine the individual executive's level of participation in the bonus pool. The Committee allocates the bonus pool among participating executives based upon their relative performance against established goals, with the Committee having discretion to award bonuses to ineligible employees under special circumstances. Additionally, the Committee may award bonuses to eligible employees who have made significant contributions toward achievement of assigned objectives even if the Company goals are not met.

EMPLOYEES' OPTION PLAN

    GENERAL. Pursuant to the 1997 Stock Option Plan (the "Employees' Option Plan"), the Company's Board of Directors or the Compensation Committee may grant stock options to Mr. Keller and other officers of the Company or any of its subsidiaries, as well as to any director of any subsidiary. The Employees' Option Plan provides only for the issuance of so-called "nonqualified" stock options (as compared to incentive stock options).

    OPTION POOL. The maximum number of shares as to which options may be granted is referred to as the "Option Pool." As of the date of this Proxy Statement, the Option Pool consists of approximately 1,061,600 shares of Common Stock. Until such time as the Company has Tier 1 capital of $125.0 million or more, if the Company issues any additional Common Stock or Common Stock equivalents, the number of shares in the Option Pool automatically increases such that the number of shares in the Option Pool will be equal to 6% of the sum of (a) the shares of Common Stock (and Common Stock equivalents) issued and outstanding immediately following such issuance and (b) the number of shares in the Option Pool. The Company had Tier 1 capital of $93.4 million at
December 31, 1999.

    EXERCISE PRICE STRUCTURE. The Employees' Option Plan authorizes the Compensation Committee to set the exercise price for each option grant. In the case of option grants to Mr. Keller, each portion of his award will have a separate, fixed exercise price as such portion vests over time. The exercise price for each separate tranche will increase progressively based upon a semi-annual compounding of a "base rate" using the five-year U. S. Treasury rate in effect at the date of grant. See, for example, "--Option Grants in Last Fiscal Year."

    VESTING SCHEDULE AND DURATION. The options granted to date, and any future grants, unless the Compensation Committee otherwise decides, will vest over four years, in half-year increments, with the first portion vesting on the 18-month anniversary of the date of grant. The Employees' Option Plan provides that unless the Compensation Committee otherwise determines, the options will have a six-year term, expiring on the sixth anniversary of the date of grant.

    ACCELERATION EVENT--EFFECT ON VESTING.

    MR. KELLER. Mr. Keller's options will become fully vested upon a change in control, which is defined in the Employees' Option Plan consistent with the definition of a change in control contained in Mr. Keller's employment agreement. In addition, Mr. Keller's options become fully-vested if the Company terminates his employment agreement without cause or if he terminates the agreement for cause. Mr. Keller's options also become fully-vested upon his death or permanent disability.

    OTHER OPTION HOLDERS. For all other option holders, the Employees' Option Plan provides for a "double trigger" unless the Compensation Committee otherwise specifies at the time it awards the option. Under the double trigger approach, the option would become fully vested if the option holder is actually or constructively terminated without cause during a two-year period following a change in control.

AGGREGATED FISCAL YEAR-END OPTION VALUES

    The following table shows information concerning the aggregate number of unexercised options to purchase Common Stock held by the named executive officers as of December 31, 1999. No options were exercised by the named executive officers during 1999.

                                                                NUMBER OF
                                                                SECURITIES                VALUE OF
                                                                UNDERLYING              UNEXERCISED
                                                               UNEXERCISED              IN-THE-MONEY
                                                                OPTIONS AT               OPTIONS AT
                                                            DECEMBER 31, 1999        DECEMBER 31, 1999
                                                            ------------------       ------------------
                                                               EXERCISABLE/             EXERCISABLE/
                                                              UNEXERCISABLE            UNEXERCISABLE
                                                            ------------------       ------------------
Robert P. Keller..........................................   147,223/383,600(1)        $70,705/$5,416(2)
  President and Chief
  Executive Officer
Gary Green................................................      2,500/17,500(1)                 $0/$0
  Executive Vice President, Eldorado Bank
Catherine C. Jooyan.......................................         833/4,167(1)                 $0/$0(2)
  Executive Vice President, Eldorado Bank
Richard Korsgaard.........................................               0/0                    $0/$0
  Executive Vice President, Eldorado Bank
Henry T. McCaffrey........................................          0/20,000(1)                 $0/$0(2)
  Executive Vice President, Eldorado Bank
William D. Rast...........................................               0/0(3)                 $0/$0
  Executive Vice President, Eldorado Bank
Paul Rodeno...............................................      2,500/17,500(1)                 $0/$0(2)
  Executive Vice President, Eldorado Bank

------------------------

(1) For information on the vesting schedule and exercise price per share of the 1999 Option Grants see, for example, "--Option Grants in Last Fiscal Year."

(2) The value of the Common Stock as of the close of business on December 31, 1999 was $10.75 per share.

(3) Mr. Rast resigned from the Company effective May 28, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains a summary of the grants of stock options made during the fiscal year ended December 31, 1999.

                                                 INDIVIDUAL GRANTS
                               -----------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                            % OF TOTAL                                       AT ASSUMED RATE
                               NUMBER OF     OPTIONS                                   OF STOCK PRICE APPRECIATION
                               SECURITIES   GRANTED TO                                       FOR OPTION TERM
                               UNDERLYING   EMPLOYEES                                  ----------------------------
                                OPTIONS     IN FISCAL    EXERCISE PRICE   EXPIRATION
NAME                            GRANTED        YEAR        ($/SH) (1)        DATE          5% ($)         10% ($)
----                           ----------   ----------   --------------   ----------   ---------------   ----------
Robert P. Keller.............   166,523       64.4%      12.31/ 15,248     01/22/05        47,269         122,670
  President and Chief                                    12.59/ 15,248                     42,999         118,401
  Executive Officer                                      12.89/ 15,248                     38,425         113,826
                                                         13.18/ 15,248                     34,003         109,404
                                                         13.49/ 15,248                     29,276         104,678
                                                         13.79/ 15,253                     24,710         100,135

                                                         10.77/ 10,950     04/12/05        28,799          75,883
                                                         11.04/ 10,950                     25,842          72,927
                                                         11.32/ 10,950                     22,776          69,861
                                                         11.60/ 10,950                     19,710          66,795
                                                         11.89/ 10,950                     16,535          63,619
                                                         12.19/ 10,953                     13,253          60,351

                                                         10.81/ 1,554      04/30/05         3,765          10,364
                                                         11.08/ 1,554                       3,346           9,944
                                                         11.38/ 1,554                       2,880           9,478
                                                         11.67/ 1,554                       2,429           9,027
                                                         11.98/ 1,554                       1,947           8,545
                                                         12.29/ 1,557                       1,468           8,079

Gary Green...................     5,000        1.9%      10.75/ 833        07/29/05         2,487           6,158
  Executive Vice President                               11.05/ 833                         2,237           5,908
  Eldorado Bank                                          11.37/ 833                         1,970           5,642
                                                         11.69/ 833                         1,703           5,375
                                                         12.02/ 833                         1,429           5,100
                                                         12.36/ 835                         1,148           4,829

Henry T. McCaffrey                5,000        1.9%      10.75/ 833        07/29/05         2,487           6,158
  Executive Vice President,                              11.05/ 833                         2,237           5,908
  Eldorado Bank                                          11.37/ 833                         1,970           5,642
                                                         11.69/ 833                         1,703           5,375
                                                         12.02/ 833                         1,429           5,100
                                                         12.36/ 835                         1,148           4,829

Paul F. Rodeno...............     5,000        1.9%      10.75/ 833        07/29/05         2,487           6,158
  Executive Vice President,                              11.05/ 833                         2,237           5,908
  Eldorado Bank                                          11.37/ 833                         1,970           5,642
                                                         11.69/ 833                         1,703           5,375
                                                         12.02/ 833                         1,429           5,100
                                                         12.36/ 835                         1,148           4,829

------------------------

(1) Absent a change in control of the Company, as defined in the Employees' Option Plan, each tranche of option shares will vest over four years, in half-year increments, with the first portion vesting on the 18-month anniversary of the date of grant. Upon a change in control, the exercisability of the option is accelerated to such date. Following a change in control, the exercise price with respect to any option tranche exercised prior to its original vesting date shall equal the exercise price for that option tranche that had an originally scheduled vesting date that was on or next preceding such exercise date.

OTHER BENEFIT PLANS

    The Company's executive officers are also entitled to short-term disability, life, medical and dental insurance and to participate in the Company's 401(k) retirement plan.

                         COMPENSATION COMMITTEE REPORT

    The following is the report of the Compensation Committee (the "Committee") of the Board of Directors to shareholders on the Company's executive compensation policies with respect to compensation reported for the 1999 fiscal year. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Company's filings made under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company may specifically incorporate this information by reference into any of those filings, and shall not otherwise be deemed filed under such Acts.

GENERAL POLICIES

    The Committee may only be comprised of non-employee directors. The Committee oversees the Company's employee benefit and compensation plans, policies and practices, which includes the following:

    - reviewing from time to time the Company's executive compensation program,

    - recommending to the Board of Directors the adoption or amendment of employee benefit and compensation plans,

    - granting stock options under the Employees' Option Plan and the Directors' Option Plan, and

    - approving the annual compensation of the Company's executive officers to the extent such compensation is not required by preexisting employment agreements.

    In establishing and refining the Company's compensation polices and practices, the Committee utilizes comparative data for the financial services industry obtained from independent compensation consulting firms that detail compensation for key management positions. The Committee annually receives a report prepared by either internal support staff or independent compensation consultants that assesses the competitiveness of the Company's executive compensation program when compared to a peer group of selected banks that compete in markets served by the Company. This information is used to help the Committee determine whether there is a need to make prospective adjustments to the compensation of executive officers whose compensation is not fixed by contract. Additionally, the Committee may use, from time to time, outside consultants or the Company's internal support staff to assist the Committee on various compensation related matters.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The 1999 compensation received by Mr. Keller, the Company's President and Chief Executive Officer, was required under the terms of Mr. Keller's employment agreement. See "Executive Compensation-Keller Employment Agreement." Mr. Keller originally entered into the employment agreement effective as of October 1, 1995. The current term of the employment agreement will expire on September 30, 2001 and will be renewed automatically for successive one-year periods unless either the Company or Mr. Keller gives the other notice at least one year prior to the end of the term or any extension thereof. The compensation under Mr. Keller's employment agreement consists of the following elements, each of which is more fully described elsewhere in this Proxy Statement:

    - BASE SALARY--is intended to provide cash compensation that is generally similar to cash compensation paid by comparable companies. Mr. Keller's base salary at the end of 1999 was $350,000 per year. Due to the increase in the Company's assets with the January 1999 acquisition of Antelope

      Valley Bank, Mr. Keller's base salary increased automatically on April 1, 1999 from $300,000 to $350,000, which is the maximum base salary specified in his employment agreement.

    - RESTRICTED STOCK--grants are intended to provide long-term incentives for the achievement of the Company's strategic plan and to provide a disincentive for Mr. Keller to terminate his employment voluntarily.
      Mr. Keller's employment agreement generally entitles him to receive an award of restricted stock equal to approximately 3.1% of the shares of Common Stock or Common Stock equivalents issued by the Company, whether in connection with a future acquisition, as part of a public offering or private placement, or otherwise, until the Company's Tier 1 capital (for regulatory purposes) is greater than $125.0 million. At December 31, 1999, the Company had Tier 1 capital of $93.4 million. As a consequence of the Company's issuance of shares of Common Stock in its January 1999 Antelope Valley Bank acquisition and its April 1999 offering, the Company issued a total of 154,466 additional shares of restricted Common Stock to Mr. Keller.

    - STOCK OPTION PLAN--grants also are intended to provide long-term incentives for the achievement of the Company's strategic plan and to provide a disincentive for Mr. Keller to terminate his employment voluntarily. Mr. Keller's employment agreement provides that he is entitled to receive an option to purchase shares of Common Stock equal to one-half of the increase in the total number of shares of Common Stock issuable under the Employees' Option Plan. The Employees' Option Plan provides that the number of shares of Common Stock available for issuance under the Plan will automatically increase by an amount equal to approximately 6.4% of the additional shares of Common Stock or Common Stock equivalents issued by the Company, until the Company's Tier 1 capital is greater than $125.0 million. As a consequence of the Company's issuance of shares of Common Stock in its January 1999 Antelope Valley Bank acquisition and its April 1999 offering, the Company granted
      Mr. Keller options to purchase a total of 166,523 additional shares of Common Stock.

COMPENSATION OF OTHER EXECUTIVES

    The Company's executive compensation program consists of both fixed compensation (salary and benefits) and short- and long-term incentive compensation (bonuses, stock options) designed to achieve the following objectives:

    - attract and retain highly qualified executives;

    - motivate the executive officers to achieve the Company's short- and long-term financial and other qualitative goals;

    - recognize individual contributions as well as overall business results;
      and

    - link total executive compensation to the overall business results.

    Each executive's total compensation depends upon whether the executive's performance fell short of, met or exceeded specific objectives assigned at the beginning of each year. These objectives are designed to achieve the goals of the Company's Strategic Business Plan. These objectives include both quantitative factors related to the Company's short-term financial objectives and qualitative factors such as (a) demonstrated leadership ability,
(b) management development, (c) compliance with Company policies, and
(d) anticipation of and response to changing market and economic conditions, which will enhance the Company's ability to sustain its profit growth over the long-term.

    The specific components of the Company's executive compensation program are:

    - BASE SALARY--a salary range is assigned based on level of responsibility, qualifications and experience, and the need to provide competitive direct compensation.

    - INCENTIVE BONUS PLAN--awards may be granted to eligible employees based upon the level of achievement against individually assigned objectives and Company goals for the year.

    - STOCK OPTION PLAN--grants are intended to provide long-term incentives for the achievement of the Company's Strategic Business Plan.

    The Committee approves the base salary of all executive officers, to the extent such compensation is not required by a preexisting employment agreement and, in its discretion, awards bonuses under the Incentive Bonus Plan and grants stock options under the Employees' Option Plan.

    Under the Incentive Bonus Plan, the Committee establishes annually a bonus pool based on performance against budgeted goals that are set at the beginning of each year and relate to profit from operations. The profitability goals, which the Committee sets with the advice of management, are weighted so that achievement of the goals depends primarily upon the performance, relative to budget, of the particular bank subsidiary to which the executive officer is assigned and, to a lesser extent, upon the Company's performance compared to its budget. In addition, the profitability goals fixed by the Committee for 1999 segregated from Eldorado Bank's profitability the performance of its Mortgage Division. The profitability goals are combined with individual objectives agreed upon in advance with each executive to determine the individual executive's level of participation in the bonus pool. The Committee allocates the bonus pool among participating executive officers based upon their relative performance against established goals, with the Committee having discretion to award amounts to ineligible employees under special circumstances. Additionally, the Committee may award bonuses to eligible employees who have made significant contributions toward achievement of assigned objectives even if the profitability goals have not been met.

POLICY ON SECTION 162(M)

    Under Section 162(m) of the Internal Revenue Code, the Company is generally precluded from deducting compensation in excess of $1 million paid in any fiscal year to its Chief Executive Officer and its four other most highly compensated executive officers. An exception to this general rule exists for payments that meet the criteria for "performance-based" compensation. Stock options granted pursuant to the Employees' Option Plan have been structured with the intent of meeting such requirements. In addition, because the Company did not have a class of equity securities registered under the Securities Exchange Act of 1934 until January 29, 1999, the Company believes that compensation paid and equity awards granted to Mr. Keller under the terms of his employment agreement prior to its Annual Meeting of Shareholders in 2001 will not be subject to Section 162(m).

    While it is the Committee's intention to maximize the deductibility of compensation payable to the Company's executive officers, deductibility will be only one among a number of factors used by the Committee in ascertaining appropriate levels or modes of compensation. The Company intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes to be in the best interests of the Company and its stockholders.

                                          Members of the Compensation Committee

                                          K. Thomas Kemp, Chairman

                                          Edward A. Fox

                                          Charles E. Hugel

                               PERFORMANCE GRAPH

    The following graph compares the relative performance of the Common Stock for the period commencing February 3, 1999 (the first trading day of the Common Stock on the Nasdaq National Market) and ending December 31, 1999 (as measured by the cumulative total return per share) against the S&P 500 Index and the SIC Code Index (includes national commercial banks reporting under the Standard Industrial Classification Code 6021 used by the Company). The graph assumes that the value of any investment in shares of the Common Stock, the S&P 500 Index and the SIC Code Index was $100 on February 3, 1999.

                     COMPARE CUMULATIVE TOTAL RETURN AMONG
          ELDORADO BANCSHARES, INC., S&P 500 INDEX AND SIC CODE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                           2/3/99  3/31/99  6/30/99  9/30/99  12/31/99
ELDORADO BANCSHARES, INC.     100    85.11    93.62    72.87     91.49
SIC CODE INDEX                100   100.27   107.35    89.44     86.25
S&P 500 INDEX                 100   100.77   107.87   101.14    116.19

                     ASSUMES $100 INVESTED ON FEB. 3, 1999
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1999

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH CERTAIN SHAREHOLDERS

    LOAN FROM DCG TO THE COMPANY. On March 27, 1998, DCG loaned to the Company $540,000, substantially all of which was used by the Company for the redemption on that date of certain subordinated debentures originally issued by the Company's predecessor, SDN Bancorp, Inc.. The promissory note evidencing the loan (the "DCG Note") was repayable in eight quarterly installments commencing June 30, 1998 and bearing interest at a fixed rate of 10.5%, which was equal to Eldorado Bank's prime rate plus 2.0% at the time of the DCG Note. The DCG Note was prepayable at any time without penalty. The Company repaid the DCG Note in full on April 12, 1999, using proceeds from the Company's public offering of Common Stock on the same date (the "Offering").

    REDEMPTION OF SERIES B PREFERRED STOCK. On June 6, 1997, as part of the financing for the acquisition of Eldorado Bancorp, the Company issued shares of 11% Series B Preferred Stock, $100 liquidation value per share (the "Series B Preferred Stock"), having an aggregate liquidation amount of approximately $11.7 million. All of the outstanding Series B Preferred Stock was held by two of the Company's principal shareholders (Madison Dearborn and Olympus) in substantially equal proportions. The Series B Preferred Stock was redeemable pursuant to its terms at the Company's option, at a redemption price of 103% of its liquidation amount, plus accrued and unpaid dividends, or a total of approximately $12.0 million plus accrued and unpaid dividends. The Company redeemed all of the outstanding Series B Preferred Stock on April 12, 1999, contemporaneously with the closing of the Offering.

    CONVERSION OF SPECIAL COMMON STOCK. Most of the Common Stock held by Madison Dearborn and Olympus prior to the Offering was designated as "Special Common Stock" under the Company's Certificate of Incorporation and was entitled to a liquidation preference of $9.62 per share over the other Common Stock. Madison Dearborn and Olympus converted all of their Special Common Stock into Common Stock immediately prior to the closing of the Offering.

    AMENDMENT OF SHAREHOLDER AGREEMENT. The Company is a party to a Shareholder Agreement, dated June 6, 1997 (the "Shareholder Agreement"), among itself, Madison Dearborn, Olympus, DCG and certain shareholders of the DCG General Partner. The Shareholder Agreement creates various rights in favor of, and obligations on, its parties with respect to their direct and indirect investments in the Company.

    Immediately prior to completion of the Offering, the parties to the Shareholder Agreement amended the Shareholder Agreement, eliminating most of its operative provisions. The material provisions that remain in effect provide as follows: (i) unless and until both Madison Dearborn and Olympus hold 9.9% or less of the Common Stock (treating any Common Stock equivalents that they hold as fully exercised), DCG may not transfer any Common Stock or distribute any Common Stock to DCG's partners if, as a result of that transfer or distribution, DCG would hold fewer shares of Common Stock than either Madison Dearborn or Olympus; (ii) neither Madison Dearborn nor Olympus will transfer any of its Common Stock (or warrants exercisable for Common Stock) without the prior approval of the Federal Reserve unless certain exceptions apply (which generally are intended to ensure that the transferee is not acquiring a substantial ownership interest in the Company without the approval of the Federal Reserve); and (iii) DCG will not sell any of its shares of Common Stock during a limited period before or after certain registered offerings of the shares of Common Stock held by Madison Dearborn and Olympus.

    NOMINATION OF DIRECTORS UNDER SECURITIES AGREEMENT. Pursuant to the agreement providing for the Madison Dearborn and Olympus investments in connection with the June 1997 acquisition of Eldorado Bancorp, the Company generally is obligated to nominate designees of Madison Dearborn and Olympus for election to the Company's Board of Directors. Nominees of each of Madison Dearborn (Paul R. Wood) and Olympus (James A Conroy) have been nominated and elected, and currently serve on the Company's Board of Directors. See "Security Ownership of Certain Beneficial Owners and Management."

The Company's obligation will terminate when the amount of Company securities held by the applicable shareholder falls below certain pre-designated levels.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Mr. Korsgaard filed a Form 5 on February 15, 2000 in connection with his purchase of 100 shares of Common Stock on April 7, 1999. Ms. Jooyan filed a Form 5 on February 14, 2000 in connection with her purchase of 1,000 shares of Common Stock on April 6, 1999.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of April 19, 2000 regarding (a) persons who are beneficial owners of more than 5% of the outstanding equity securities of the Company, (b) each director and each named executive officer of the Company and (c) all of the directors and executive officers as a group.

                                                                 SHARES OF COMMON STOCK
                                                                   BENEFICIALLY OWNED
                                                                -------------------------
                                                                 COMMON
PRINCIPAL SHAREHOLDERS, DIRECTORS AND NAMED EXECUTIVE OFFICERS    STOCK     PERCENTAGE(1)
--------------------------------------------------------------  ---------   -------------
Dartmouth Capital Group, L.P.                                   1,978,536       13.8%
  Dartmouth Capital Group, Inc.(2)...........................
Ernest J. Boch(2)(3).........................................   1,574,014       10.9%
  Director
Madison Dearborn Capital                                        1,416,429        9.8%
  Partners II, L.P.(4).......................................
Olympus Growth Fund II, L.P.                                    1,416,429        9.8%
  Olympus Executive Fund, L.P.(5)............................
Robert P. Keller(2)(6).......................................     530,654        3.7%
  Director, President and Chief Executive Officer
James A. Conroy(7)...........................................   1,416,429        9.8%
  Director
Mitchell A. Johnson(8).......................................      69,491           *
  Director
Edward A. Fox(2)(9)..........................................     318,748        2.2%
  Chairman
Charles E. Hugel(2)(10)......................................     224,662        1.6%
  Director
Jefferson W. Kirby(2)(11)....................................     299,500        2.1%
  Director
K. Thomas Kemp(2)(12)........................................      32,130           *
  Director
John B. Pettway(2)...........................................                       *
  Director
Henry T. Wilson(2)(13).......................................     277,870        1.9%
  Director
Paul R. Wood(14).............................................   1,416,429        9.8%
  Director
Gary A. Green(15)............................................       5,000           *
  Executive Vice President
  Commercial Lending

                                                                 SHARES OF COMMON STOCK
                                                                   BENEFICIALLY OWNED
                                                                -------------------------
                                                                 COMMON
PRINCIPAL SHAREHOLDERS, DIRECTORS AND NAMED EXECUTIVE OFFICERS    STOCK     PERCENTAGE(1)
--------------------------------------------------------------  ---------   -------------
Catherine C. Jooyan(16)......................................       2,966           *
  Executive Vice President
  SBA Lending
Richard Korsgaard............................................         100           *
  Executive Vice President
  Construction Lending
Henry T. McCaffrey(17).......................................       2,800           *
  Executive Vice President
  Chief Credit Officer
Paul Rodeno (18).............................................       5,378           *
  Executive Vice President
  Operations
William D. Rast..............................................           0           *
All directors and executive officers as a group (20 persons).   6,179,064       42.7%
  See notes (2), (3),(6),(7),(8),(9), (10), (11), (12), (13),
  (14), (15), (16), (17) and (18)............................

------------------------

*   Less than 1%

(1) Based on an aggregate of 14,391,227 shares of Common Stock outstanding as of April 19, 1999.

(2) Each of Messrs. Boch, Fox, Hugel, Keller, Kemp, Kirby, Wilson and John J. Byrne is a principal beneficial owner of the DCG General Partner or an affiliate of such an owner. Pursuant to the terms of a shareholder agreement, each is entitled to designate a director of the DCG General Partner. With the exception of Mr. Byrne, who has designated Mr. Pettway, each of the aforementioned principal beneficial owners of the DCG General Partner serves as a director thereof. As the sole general partner of DCG, the DCG General Partner exercises sole control over the voting and disposition of 1,969,536 shares of Common Stock held of record by DCG. The DCG General Partner also holds 9,000 shares of Common Stock directly. DCG and the DCG General Partner each have a business address c/o Eldorado Bancshares, Inc., 24012 Calle de la Plata, Suite 340, Laguna Hills, CA 92653.

(3) Such number of shares does not include 674,367 shares of Common Stock owned indirectly by Mr. Boch as an investor in DCG, with respect to which he disclaims beneficial ownership. Mr. Boch's address is Subaru of New England, Inc., 95 Morse Street, Norwood, MA 02062.

(4) Includes (i) 1,378,429 shares of Common Stock, and (ii) 38,000 shares issuable upon the exercise of a Common Stock warrant (assuming the fair market value of the Common Stock on the date of exercise equals $10.00 per share). The maximum number of shares for which the foregoing warrant could be exercised, if the market value of the Common Stock increased to (or above) $24.00 per share, is 599,167. The shares of Common Stock issuable upon exercise of the warrant may only be exercisable into shares of voting Common Stock if the percentage ownership of Madison Dearborn Capital Partners II, L.P. ("Madison Dearborn") of all outstanding voting securities of the Company would not exceed 9.9%. Otherwise, such warrant is exercisable for shares of non-voting Common Stock. Shares of non-voting Common Stock are convertible into shares of voting Common Stock at the election of the holder provided that following such conversion the holder will beneficially own no more than 9.9% of the total shares of voting Common Stock outstanding. Madison Dearborn's sole general partner is Madison Dearborn Partners II, L.P., whose sole general partner is Madison Dearborn Partners, Inc. Several individuals, including Paul R. Wood, a director of the Company, may be deemed to be the beneficial owner of all of the securities owned by Madison Dearborn. Madison Dearborn's address is Three First National Plaza, Suite 3900, Chicago, IL 60602.

(5) Includes (i) 1,378,429 shares of voting Common Stock, and (ii) 38,000 shares issuable upon the exercise of a Common Stock warrant (assuming the fair market value of the Common Stock on the date of exercise equals $10.00 per share). The maximum number of shares for which the foregoing warrant could be exercised, if the market value of the Common Stock increased to (or above) $24.00 per share, is 599,167. The shares of Common Stock issuable upon exercise of the warrant may only be exercisable into shares of voting Common Stock if Olympus' percentage ownership of all outstanding voting securities of the Company would not exceed 9.9%. Otherwise, such warrant is exercisable for shares of non-voting Common Stock. Shares of non-voting Common Stock are convertible into shares of voting Common Stock at the election of the holder provided that following such conversion, the holder will beneficially own no more than 9.9% of the total shares of voting Common Stock outstanding. Presentation has been combined for Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. (collectively, "Olympus"), as the general partners of both limited partnerships (OGF II, L.P. and OEF, L.P., respectively) are under common control. Several individuals, including James
    A. Conroy, a director of the Company, may be deemed to be the beneficial owner of all of the securities owned by Olympus. Olympus's address is Metro Center, One Station Place, Stamford, CT 06902.

(6) Includes (i) 75,903 shares of Common Stock purchased by Mr. Keller,
    (ii) 368,244 shares of restricted stock issued to Mr. Keller pursuant to the terms of his employment agreement, and (iii) 86,507 shares of Common Stock subject to employee stock options exercisable within 60 days. Such number of shares does not include 79,051 shares of Common Stock owned indirectly by Mr. Keller as an investor in DCG, with respect to which he disclaims beneficial ownership.

(7) Consists entirely of securities held by Olympus. See Note 5 of this table, above. Mr. Conroy, indirectly through one or more companies, exercises joint voting and dispositive control over the shares of Common Stock owned of record by Olympus; however, he disclaims beneficial ownership of those shares.

(8) Mr. Johnson is an investor in DCG and the number of shares listed in the table does not include 28,556 shares of Common Stock owned indirectly by Mr. Johnson as an investor in DCG, with respect to which he disclaims beneficial ownership.

(9) The number of shares listed in the table does not include 120,570 shares of Common Stock owned indirectly by Mr. Fox as an investor in DCG, with respect to which he disclaims beneficial ownership.

(10) The number of shares listed in the table includes 138,000 shares of Common Stock held of record by the Hugel Family Limited Partnership. Mr. Hugel has sole voting and dispositive power of those shares. The number of shares does not include 84,691 shares of Common Stock owned indirectly by Mr. Hugel as an investor in DCG, with respect to which he disclaims beneficial ownership.

(11) The number of shares listed in the table does not include 138,432 shares of Common Stock owned indirectly by Mr. Kirby as an investor in DCG, with respect to which he disclaims beneficial ownership.

(12) The number of shares listed in the table does not include 15,187 shares of Common Stock owned indirectly by Mr. Kemp as an investor in DCG, with respect to which he disclaims beneficial ownership.

(13) Includes (i) 225,406 shares and 51,564 shares of Common Stock held by Northwood Ventures LLC ("Northwood Ventures") and Northwood Capital Partners LLC ("Northwood Capital"), respectively, of which Mr. Wilson is a Managing Director and (ii) 900 shares held by Mr. Wilson directly. Mr. Wilson disclaims beneficial ownership of Common Stock held by Northwood Ventures and Northwood Capital. The number of shares does not include (i) 84,316 shares and 21,130 shares of Common Stock owned indirectly by Northwood Ventures and Northwood Capital, respectively, and

    (ii) 1,823 shares held by Mr. Wilson indirectly, as investors in DCG, with respect to which Northwood Ventures, Northwood Capital and Mr. Wilson disclaim beneficial ownership.

(14) Consists entirely of securities held by Madison Dearborn. See Note 4 of this table, above. Madison Dearborn's sole general partner is Madison Dearborn Capital Partners II, whose sole general partner is Madison Dearborn Partners, Inc. Mr. Wood is an executive officer of Madison Dearborn Partners, Inc., though he disclaims beneficial ownership of all those shares.

(15) All 5,000 shares of Common Stock are subject to employee stock options exercisable within 60 days.

(16) Includes 1,666 shares of Common Stock subject to employee stock options exercisable within 60 days.

(17) Includes 2,500 shares of Common Stock subject to employee stock options exercisable within 60 days.

(18) Includes 5,000 shares of Common Stock subject to employee stock options exercisable within 60 days.

                           PROPOSALS OF SHAREHOLDERS

    Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received by the Company at its principal executive offices by January 15, 2001 for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

    Proxies solicited by the Board of Directors for the 2001 annual meeting will confer discretionary authority to vote on any matter to come before the annual meeting with respect to which the Company does not receive notice prior to April 1, 2001.

                                 OTHER MATTERS

    The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as shown above. However, if any such other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxies in respect of any such business in accordance with their best judgment.

    The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit Proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                                          By Order of the Board of Directors

                                          /s/ Michael K. Krebs

                                          Michael K. Krebs
                                          SECRETARY

April 19, 2000

PROXY

                             ELDORADO BANCSHARES, INC.

                     PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 16, 2000

     The undersigned hereby appoints Robert P. Keller and Romolo C. Santarosa, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Eldorado Bancshares, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Eldorado Bancshares, Inc. to be held on Tuesday, May 16, 2000 at 6:30 o'clock p.m., Pacific Time, at the Tustin Branch Office of Eldorado Bank, located at 17752 E. 17th Street, Tustin, California, and at any and all adjournments and postponements thereof.



                         IMPORTANT - PLEASE SIGN OTHER SIDE


                               FOLD AND DETACH HERE

1. For the election of all nominees listed below                     WITHHOLD
   (except as otherwise indicated).                        FOR       AUTHORITY
                                                           / /          / /


Nominees: Ernest J. Boch, James A. Conroy, Edward A. Fox, Charles E. Hugel,
          Mitchell A. Johnson, Robert P. Keller, K. Thomas Kemp, Jefferson W. Kirby, John B. Pettway, Henry T. Wilson and Paul R. Wood.

FOR ALL NOMINEES EXCEPT: AS TO WHICH AUTHORITY IS WITHHELD.


-------------------------------------------------------------------------------


                                                        Please mark your
                                                        votes as indicated  /X/
                                                        in this example.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED ABOVE.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED POSTPAID ENVELOPE.


Signature(s)                                           Dated:           , 2000
            ------------------------------------------       -----------

Please sign exactly as your name appears hereon. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

                                FOLD AND DETACH HERE